Exhibit 2.2

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

DLP POSITIVE NOTE FUND LLC

This OPERATING AGREEMENT (the “Agreement”) of DLP POSITIVE NOTE FUND LLC (the “Company”) is entered into and effective as of January 16, 2020 (the “Effective Date”) by and between the undersigned as members of the Company (the “Members”, and each individually, a “Member”) and each other person who after the date hereof becomes a Member of the Company and becomes a party to this Agreement by executing a joinder agreement.

RECITALS

WHEREAS, the Members hereby agree to form and hereby form, having filed a Certificate of Formation (the “Certificate”) with the Secretary of State of the State of Delaware, a limited liability company, pursuant to the provisions of the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) (the “Delaware Act”) and

WHEREAS, upon the execution and delivery of counterparts of this Agreement, the undersigned shall be admitted as Members and the Agreement shall become the “operating agreement” of the Company under the Act;

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto, and of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed by and between the parties hereto as follows:

Article 1 General Provisions

Section 1.01. Company Name.

The name of the Company is DLP Positive Note Fund LLC. The Managing Member is authorized to make any variations in the name of the Company and may otherwise conduct the business of the Company under any other name, upon compliance with all applicable laws, which in either case the Managing Member may deem necessary or advisable.

Section 1.02. Office; Registered Agent.

(a)The address of the registered office of the Company in the State of Delaware is 3411 Silverside Road, Tatnall Building 104, Wilmington, DE 19810. The name and address of the Company’s registered agent in Delaware is, c/o Corporate Creations Network, Inc. 3411 Silverside Road, Tatnall Building 104, Wilmington, DE 19810. Such office and such agent may be changed from time to time by the Managing Member in its discretion through appropriate filings with the Secretary of State of the State of Delaware.

(b)The business address of the Company shall be 605 Palencia Club Drive St. Augustine, FL 32095, or such other place as the Managing Member shall designate in writing to the Non-Managing Members.

Section 1.03. Purposes of the Company.

The purpose of the Company shall be to conduct any lawful business, purpose or activity for which limited liability companies may be formed under the Delaware Act. The Company shall have the power to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of such purposes and for the protection and benefit of its business, including, without limitation, issuing debt, investing in real estate, and investing or trading in securities and other financial instruments. of every kind and nature, including. Without limiting the foregoing, the Company may enter into any partnership, joint venture, limited partnership, limited liability company, corporation or other investment entity for the purpose of conducting any of the foregoing business activities. The Company shall have the power to do any and all acts necessary, appropriate, desirable, incidental or convenient to or for the furtherance of the purposes described in this Section 1.03., including, without limitation, any and all of the powers that may be exercised on behalf of the Company by the Managing Member pursuant to this Agreement.

Section 1.04. Liability of the Members Generally.

Except as otherwise expressly provided in the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member. Except as otherwise expressly provided in the Delaware Act, the liability of each Member shall be limited to the amount of capital contributions required to be made by such Member in accordance with the provisions of this Agreement, but only when and to the extent the same shall become due pursuant to the provisions of this Agreement.

Section 1.05. Admission of New Non-Managing Members.

(a)At any time during the term of the Company, the Managing Member may, in its discretion, cause the Company to admit additional Non-Managing Members on (i) the first business day of any calendar month or (ii) such other times or days in addition thereto or in substitution therefor as may from time to time be determined by the Managing Member in its discretion either in any particular case or generally (each, a “Closing Date”). A person shall become such an additional Non-Managing Member (and shall be shown as such on the books and records of the Company) after execution and delivery by (or, pursuant to a power of attorney, on behalf of) such person and the Managing Member of counterparts of this Agreement.

(b)Notwithstanding any other provision contained herein, the Company (and the Managing Member, on its own behalf or on behalf of the Company) shall enter into and carry out the terms of the subscription agreements (and any agreements to induce any person to purchase an interest in the Company), without any further act, approval or vote of any Member.

Article 2 Management

Section 2.01. Management Generally.

Except as otherwise expressly provided herein or by law, the management and control of the Company shall be vested exclusively in the Managing Member. The Non-Managing Members shall have no part in the management or control of the Company and shall have no authority or right to act on behalf of the Company in connection with any matter.

Section 2.02. Authority of the Managing Member.

The Managing Member shall have the power on behalf and in the name of the Company to carry out any and all of the objects and purposes of the Company and to perform all acts which it may, in its discretion, deem necessary, desirable or incidental thereto, including, without limitation, the power to:

(a) identify investments and potential Investments and establish and review policies and investment guidelines;

(b) acquire, hold, manage, own, sell, transfer, convey, assign, exchange, pledge or otherwise dispose of any Investment made or held by the Company;

(c) enter into, make and perform all contracts and other undertakings, and engage in all activities and transactions, as may be necessary or advisable to the carrying out of the foregoing objects and purposes, including without limitation the power to:

(i) purchase, transfer, mortgage, pledge and otherwise acquire and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to Investments;

(ii) acquire Company assets with respect to Investments and to make purchases or sales increasing, decreasing or liquidating such positions without any limitation as to the frequency of the fluctuation in such positions;

(iii) borrow or raise money without limitation as to amount but subject to any applicable regulations concerning such transactions and to secure the payment of any obligations of the Company by mortgage upon, or hypothecation or pledge of, all or part of the property or assets of the Company;

(d) open accounts with banks or other financial institutions, deposit, maintain and withdraw funds in the name of the Company, draw checks or other orders for the payment of moneys, and pay the customary fees and charges applicable to transactions in all such accounts;

(e) borrow money and to make, issue, accept, endorse and execute promissory notes, drafts, bills of exchange and other instruments and evidences of indebtedness, all without limit as to amount and to secure the payment thereof by mortgage, pledge or assignment of or granting a security interest in all or any part of the securities and other property then owned or thereafter acquired by the Company;

(f) enter into, and take any action under, any contract, agreement or other instrument as the Managing Member shall determine, in its discretion, to be necessary or desirable to further the purposes of the Company (including subscription agreements with any Non-Managing Member or prospective Non-Managing Member), including granting or refraining from granting any waivers, consents and approvals with respect to any of the foregoing and any matters incident thereto;

(g) bring and defend actions and proceedings at law or in equity and before any governmental, administrative or other regulatory agency, body or commission;

(h) employ, on behalf of the Company, any and all financial advisers, underwriters, attorneys, accountants, consultants, appraisers, custodians of the assets of the Company, or other agents, on such terms and for such compensation as the Managing Member may determine, whether or not such person may be an affiliate of the Managing Member or may also be otherwise employed by any such affiliate, and terminate such employment;

(i) make all elections, investigations, evaluations and decisions, including the voting of securities held by the Company, binding the Company thereby, that may in the judgment of the Managing Member be necessary or desirable for the acquisition, management or disposition of Investments by the Company;

(j) incur expenses and other obligations on behalf of the Company in accordance with this Agreement, and, to the extent that funds of the Company are available for such purpose, pay all such expenses and obligations;

(k) establish reserves in accordance with this Agreement for contingencies and for any other Company purpose;

(l) make distributions in accordance with this Agreement to the Members in cash or otherwise;

(m) prepare and cause to be prepared reports, statements and other information for distribution to the Members;

(n) cause to be prepared and filed all necessary U.S. and, if appropriate, non-U.S. tax returns and statements, pay all taxes, assessments and other impositions applicable to the assets of the Company, and withhold amounts with respect thereto from funds otherwise distributable to the Managing Member or any Non-Managing Member;

(o) maintain records and accounts of all operations and expenditures of the Company;

(p) determine the accounting methods and conventions to be used in the preparation of any accounting or financial records of the Company;

(q) convene meetings of the Non-Managing Members for any purpose;

(r) effect a dissolution of the Company as provided herein; and

(s) act for and on behalf of the Company in all matters incidental to the foregoing.

Section 2.03. Regulatory Compliance.

The Managing Member agrees to use its best efforts to operate the Company in such a way that: (i) the Company would not be an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”) (except for purposes of Sections 12(d)(1)(A)(i) and (B)(i) thereunder), (ii) none of the Company’s assets would be deemed to be “plan assets” for purposes of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (iii) the Managing Member would be in compliance with the U.S. Investment Advisers Act of 1940, as amended (the “Advisers Act”), (iv) the Managing Member would be required to be registered with the Commodity Futures Trading Commission as a “commodity pool operator” and become a member of National Futures Association (if the Managing Member is not then so registered and/or such a member) or would otherwise not be in compliance with the Commodity Exchange Act, and (v) each of the Company, the Managing Member and any affiliate of the Managing Member would be in compliance with any other material law, regulation or guideline applicable to the Company, the Managing Member or such affiliate. The Managing Member is hereby authorized to take any action it has determined in good faith to be necessary or desirable in order for (i) the Company not to be in violation of the Investment Company Act, (ii) the Company’s assets not to be deemed to be “plan assets” for purposes of ERISA, (iii) the Managing Member not to be in violation of the Advisers Act, (iv) the Managing Member not to be in violation of the Commodity Exchange Act, or (v) each of the Company, the Managing Member or any affiliate of the Managing Member not to be in violation of any other material law, regulation or guideline applicable to the Company, the Managing Member or such affiliate, including (A) making structural, operating or other changes in the Company by amending this Agreement or otherwise (provided that any such amendment to cure any violation of law, regulation or guideline may only be made if, in the reasonable determination of the Managing Member, the making of such amendment is necessary or advisable to cure such violation), (B) requiring the sale in whole or in part of any Investment or other asset, (C) requiring the sale in whole or in part of any Non-Managing Member’s interest in the Company or otherwise causing a withdrawal in whole or in part of any Non-Managing Member from the Company, or (D) dissolving the Company. Any action taken by the Managing Member pursuant to this Section 2.03. shall not require the approval of any Non-Managing Member.

Section 2.04. Management Fee.

(a) In consideration of the investment management and administrative services rendered pursuant to this Agreement, the Company shall pay to the Managing Member a management fee (the “Management Fee”), payable monthly in advance equal to 0.833% (1% on an annualized basis) of the aggregate amount of the Capital Contributions made on such Interim Calculation Date and (ii) a fraction, the numerator of which shall be equal to the number of days remaining in such calendar month (inclusive of the date of such Capital Contribution) and the denominator of which shall be the total number of days in such calendar month. The Company shall pay any such additional Management Fee for any calendar month to the Managing Member as soon as practicable after the applicable Interim Calculation Date.

Section 2.05. Expenses.

(a) The Company shall pay the costs and expenses of (i) all transactions carried out by it or on its behalf and (ii) the administration of the Company, including but not limited to: (A) the charges and expenses of legal advisers, accountants and auditors, (B) brokers’ commissions (if any), (C) all entity-level taxes and corporate fees payable to governments or agencies, (D) interest on borrowings, (F) communication expenses with respect to investor services and all expenses of meetings of Non-Managing Members and of preparing, printing and distributing financial and other reports, prospectuses and similar documents, (G) the cost of insurance (if any) for the benefit of the Managing Member, (H) litigation and indemnification expenses and extraordinary expenses not incurred in the ordinary course of business, and (I) all other operating expenses of the Company (together, “Operating Expenses”).

(b) In addition to the Managing Member’s receipt of the Management Fee, the Company shall be solely responsible for and shall pay the following fees and expenses incurred by the Managing Member in connection with the provision of its investment management services to the Company, including, for the avoidance of doubt and without limitation: (a) the costs of research and market analysis, (b) the costs of travel and entertainment in connection with due diligence visits to the issuers of securities in which the Company has invested or is considering an investment, and (c) all salaries, bonuses and employee benefit expenses of employees of the Managing Member and a pro rata share of office overhead (including rent, utilities and other similar items) resulting from the activities of such employees in connection with middle and back office operations conducted by the Managing Member on behalf of the Company.

(c) The Company shall pay the costs and expenses (including legal fees and expenses) of organizing the Company and all expenses (including legal fees and expenses and travel and entertainment) incurred by the Managing Member or the Company in connection with (i) the private placement of interests of the Company, and (ii) the registration, qualification or exemption of the Company under any applicable federal or state laws (together, “Offering and Organizational Expenses”). For the avoidance of doubt, Offering and Organizational Expenses shall not include any placement fees payable to the Company’s placement agents (if any).

Section 2.06. Non-Exclusivity; Conflicts of Interest.

The Non-Managing Members recognize that the Managing Member and its officers, directors, principals, members, employees, advisors, consultants and affiliates may invest in other investment funds and engage in investment management and investment advisory activities for others. Except to the extent necessary to perform their obligations hereunder, nothing herein shall be deemed to limit or restrict the right of the Managing Member or its officers, directors, principals, members, employees, advisors, consultants and affiliates to engage in, or to devote time and attention to the management of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other person. The portfolio strategies employed by the Managing Member or its affiliates for Other Accounts may conflict with the transactions and strategies employed in managing the Company’s portfolio. Conversely, participation in specific investment opportunities may be appropriate, at times, for both the Company and Other Accounts. In such case, the Managing Member and its affiliates may allocate such opportunities on an equitable basis, taking into account such factors as the relative amounts of capital available for new investments, relative exposure to short-term market trends, and the respective investment programs and portfolio positions of the Company and the Other Accounts. No Non-Managing Member shall, by reason of being a Member in the Company, have any right to participate in any manner in any profits or income earned, derived by or accruing to the Managing Member or any affiliate from the conduct of any business other than the business of the Company (to the extent provided herein) or from any transaction in Investments effected by the Managing Member or any affiliate for any account other than that of the Company.

Section 2.07. Books and Records; Accounting Method; Fiscal Year.

(a) The Managing Member shall keep or cause to be kept at the address of the Managing Member (or, in accordance with applicable law, at such other place as the Managing Member shall determine in its discretion) full and accurate books and records of the Company. Subject to Section 2.09.(b), such books and records shall be available, upon ten (10) business days’ notice to the Managing Member, for inspection at the offices of the Managing Member (or such other location designated by the Managing Member, in its discretion) at reasonable times during business hours on any business day by each Non-Managing Member or its duly authorized agents or representatives for a purpose reasonably related to such Non-Managing Member’s interest in the Company. Each Non-Managing Member agrees that (i) such books and records contain confidential information relating to the Company and its affairs, and (ii) the Managing Member shall have the right pursuant to Section 17-305 of the Delaware Act to prohibit or otherwise limit, in its reasonable discretion, the making of any copies of such books and records.

(b) Except as otherwise provided in this Agreement, the Company’s books of account shall be kept in accordance with U.S. generally accepted accounting principles.

(c) Unless otherwise required by law, the fiscal year of the Company for financial statement and U.S. federal income tax purposes shall end on December 31st.

Section 2.08. Company Elections and Tax Returns.

(a) The Managing Member shall cause to be prepared and timely filed all tax returns required to be filed for the Company. The Managing Member may, in its discretion, make, or refrain from making, any income or other tax elections for the Company that it deems necessary or advisable, including an election pursuant to Section 754 of the Code; provided that neither the Managing Member nor any other person shall make an election or take any other action that would cause the Company to be treated, for U.S. federal income tax purposes, as a corporation, an association taxable as a corporation or an “electing large partnership” as defined in Section 775 of the Code.

(b) The Managing Member is hereby designated as the Company’s “partnership representative” (the “Company Representative”) under Section 6223(a) of the Internal Revenue Code of 1986, as amended (the “Code”). If any state or local tax law provides for a partnership representative or person having similar rights, powers, authority or obligations (including as a “tax matters partner”), the Company Representative shall also serve in such capacity. The Managing Member is specifically directed and authorized to take all steps the Managing Member, in its discretion, deems necessary or desirable to perfect such designation, including filing any forms or documents with the U.S. Internal Revenue Service and taking such other action as may from time to time be required under U.S. Treasury Regulations.

Section 2.09. Confidentiality.

(a) Each Non-Managing Member agrees to keep confidential, and not to make any use of (other than for purposes reasonably related to its interest in the Company or for purposes of filing such Non-Managing Member’s tax returns or for other routine matters required by law) nor to disclose to any person, any information or matter relating to the Company and its affairs, including the identities of the other Non-Managing Members, all offering materials used in connection with the private placement of interests in the Company (including, without limitation, the private placement memorandum, this Agreement and the related subscription booklet) and any information or matter related to any Investment (other than disclosure to such Non-Managing Member’s employees, agents, advisors (including financial and legal advisors), or representatives responsible for matters relating to the Company (each such person being hereinafter referred to as an “Authorized Representative”)); provided that such Non-Managing Member and its Authorized Representatives may make such disclosure to the extent that (i) the information being disclosed is publicly known at the time of proposed disclosure by such Non-Managing Member or Authorized Representative, (ii) the information subsequently becomes publicly known through no act or omission of such Non-Managing Member or Authorized Representative, (iii) the information otherwise is or becomes legally known to such Non-Managing Member other than through disclosure by the Company, the Managing Member or by a source the Non-Managing Member knew or should have known, was bound by a confidentiality obligation, (iv) such disclosure, in the written opinion of legal counsel reasonably acceptable to the Managing Member, is required by law or regulation, (v) such disclosure, in the written opinion of legal counsel reasonably acceptable to the Managing Member, is required by any regulatory authority or self-regulatory organization having jurisdiction over such Non-Managing Member, or (vi) such disclosure is approved in advance and in writing by the Managing Member. Prior to making any disclosure required by law, regulation, regulatory authority or self-regulatory organization, each Non-Managing Member shall notify the Managing Member in writing of such disclosure and deliver to the Managing Member a copy of the opinion referred to above. Prior to any disclosure to any Authorized Representative, each Non-Managing Member shall advise such Authorized Representative of the obligations set forth in this Section 2.09.(a) and obtain the agreement of such person to be bound by the terms of such obligations.

(b) The Managing Member may, to the maximum extent permitted by applicable law, keep confidential from any Non-Managing Member any information (including information requested pursuant to Section 2.07.(a), but excluding information required to be furnished pursuant to Section 5.. the disclosure of which (i) the Company, the Managing Member or any of their affiliates is required by law, agreement or course of business to keep confidential, or (ii) the Managing Member reasonably believes may have a material adverse effect on: (A) the ability to entertain, negotiate or consummate any proposed Investment or any transaction directly or indirectly related to, or giving rise to, such Investment, (B) the Company’s portfolio of Investments, or (C) the ability of the Managing Member to protect the technology, know-how, processes, intellectual property, patents, copyrights, trade secrets, or proprietary information belonging to the Managing Member or any of its affiliates.

(c) Notwithstanding anything in this Agreement to the contrary, each Member (and each employee, representative or other agent of such Member) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Company and any transaction covered by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to the Member relating to such tax treatment and tax structure.

Section 2.10. Reliance by Third Parties.

Persons dealing with the Company are entitled to rely conclusively upon the power and authority of the Managing Member as set forth herein. The Company, and the Managing Member on behalf of the Company, may enter into and perform subscription agreements with each person subscribing for an Interest in the Company without any further act, vote or approval of any person, including any Member, notwithstanding any other provision of this Agreement. The Managing Member is hereby authorized to enter into the agreements described in the preceding sentence on behalf of the Company, but such authorization shall not be deemed a restriction on the power of the Managing Member to enter into other agreements on behalf of the Company.

Section 2.11. Advisory Committee.

(a)The Managing Member may appoint a committee of representatives of the Non-Managing Members (the “Advisory Committee”). The Managing Member may, in its discretion, select on an annual basis Non-Managing Members who are entitled to appoint (and remove or replace at any time for any reason or for no reason) their representatives to serve as members of the Advisory Committee. Upon being constituted, the Advisory Committee shall have no less than three (3) and no more than nine (9) members at any time. At no time shall any member of the Advisory Committee be a representative of the Managing Member or any of its affiliates. Meetings of the Advisory Committee may be held in person or by telephone, in the discretion of the Managing Member.

(c)Any member of the Advisory Committee (i) may resign by giving the Company at least thirty (30) days’ prior written notice and (ii) shall be deemed removed if the Non-Managing Member such member represents has withdrawn its entire Capital Account balance. Any Non-Managing Member that has appointed a representative to the Advisory Committee shall be entitled to remove or replace such representative at any time and for any reason.

(d)The Company shall reimburse each representative of a Non-Managing Member on the Advisory Committee for reasonable out-of-pocket expenses incurred by such member in connection with attendance by such member at meetings of the Advisory Committee. The members of the Advisory Committee shall not, to the fullest extent permitted by applicable law, owe any duties to the Company, to any Non-Managing Member, or to any other person by virtue of serving on the Advisory Committee. Each Non-Managing Member with a representative serving on the Advisory Committee and such representative shall each be an Indemnified Person for purposes of Article 6.

Article 3 Capital Contributions; Capital Accounts; Allocations

3.01. Capital Contributions.

(a) Upon admission to the Company as a Non-Managing Member, each Non-Managing Member shall make a capital contribution (a “Capital Contribution”) to the Company in an amount agreed by the Managing Member and such Non-Managing Member, which shall be reflected in the Company’s books and records. The Managing Member may, in its discretion, allow Non-Managing Members to make additional Capital Contributions to the Company as of the opening of business on each Closing Date. No Non-Managing Member shall be required to make additional Capital Contributions to the Company pursuant to this Section 3.01.(a).

(b) Each Capital Contribution by a Non-Managing Member shall be due on or before 5:00 PM (New York City time) on the relevant Closing Date.

(c) Capital Contributions may be made in cash or in kind in the sole discretion of the Managing Member. Capital Contributions made in kind shall be valued by the Managing Member in the manner provided in Section 3.06.

(d) The Managing Member may make Capital Contributions to the Company from time to time in amounts determined by the Managing Member in its discretion.

(e) Except as expressly provided in Section 6.01., the provisions of this Agreement (including this Section 3.01. are intended solely to benefit the Members and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and no Member shall have any duty or obligation to any creditor of the Company to make any contributions or payments to the Company.

3.02. Capital Accounts.

There shall be established for each Member on the books and records of the Company a capital account (a “Capital Account”), the balance of which shall initially be zero. It is intended that each Member’s Capital Account shall be maintained at all times in a manner consistent with Section 704 of the Code and applicable Treasury regulations thereunder, and that the provisions hereof relating to the Capital Accounts shall be interpreted in a manner consistent therewith. For each fiscal year (or other accounting period), the Capital Account of each Member shall be

(a) credited with the amount of any Capital Contributions made by such Member during such period;

(b) credited with any allocations of income and gains made to such Member for such period;

(c) debited by any allocation of losses or deductions made to such Member for such period;

(d) debited by the amount of cash paid to such Member as an amount withdrawn or distributed to such Member during such period, or, in the case of any payment of a withdrawal or distribution in kind, the fair value of the property paid or distributed during such period (net of any liabilities assumed by such Member), as determined in accordance with Section 3.06..

3.03. Allocations.

Each item of income, gain, loss or deduction for the relevant fiscal year or other applicable period shall be allocated in accordance with the provisions of this Article 3 as follows:

(a) Each item of income, gain, loss or deduction attributable to New Issues Investments (as defined below) shall be allocated to the Capital Accounts of the Members participating in such New Issues Investments in proportion to their respective New Issues Percentages (as defined below) as such New Issues Percentages are calculated as of the opening of business on the first day of such period; and

(b) all other items of income, gain, loss or deduction shall be allocated to the Capital Accounts of the Members in proportion to their respective Company Percentages as such Company Percentages are calculated as of the opening of business on the first day of such period.

The “Company Percentage” for any Member, at any time, means the percentage derived by dividing (i) such Member’s Capital Account balance by (ii) the aggregate Capital Account balances of all Members.

3.04. Valuation of Net Assets.

(a) The value of the Company’s assets net of liabilities (the “Net Asset Value”) shall be determined by the Managing Member as of the close of business on the last business day of each calendar quarter and at such other times as determined by the Managing Member in its discretion (each, a “Valuation Date”). The Managing Member shall establish and follow a methodology for determining the Net Asset Value and may modify, alter, or improve the methodology from time to time.

(b) The Managing Member’s determination of the value of the Company's assets and liabilities shall be final and conclusive as to all of the Members. Liabilities shall be determined using GAAP as a guideline and as the Managing Member will otherwise determine, in its sole and absolute discretion. The Managing Member, in its sole and absolute discretion, may provide reserves or holdbacks for estimated accrued expenses, liabilities or contingencies, even if these reserves or holdbacks are not in accordance with GAAP. The Managing Member may rely, without further verification, upon valuations and pricing information provided by third parties considered by the Managing Member to be competent to provide such valuations and information. The Managing Member shall not be liable for any error in the determination of the Net Asset Value arising from any inaccuracy or error in the valuations and pricing information so provided or from any error in any calculation upon which the Managing Member has relied in good faith.

3.05. Tax Allocations.

(a)For U.S. federal income tax purposes, each item of income, gain, loss, deduction and credit of the Company shall be allocated among the Members as nearly as possible in the same manner as the corresponding item of income, expense, gain or loss is allocated pursuant to the other provisions of this Article 3. Allocations under this Section 3.07. shall be made pursuant to the principles of Sections 704(b) and 704(c) of the Code, and United States Treasury Regulations Sections 1.704-1(b)(2)(iv)(f) and (g), 1.704-1(b)(4)(i) and 1.704-3(e) promulgated thereunder, as applicable, or the successor provisions to such Section and Treasury Regulations. The Managing Member shall be authorized in its discretion to make appropriate adjustments to the allocation of items pursuant to this Section 3.07. to comply with Section 704 of the Code and applicable Treasury Regulations thereunder.

(b)Notwithstanding anything else contained in this Article 3, if any Member has a deficit Capital Account for any fiscal year (or other accounting period) as a result of any adjustment of the type described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4) through (6), then the Company’s income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate such deficit as quickly as possible. Any special allocation of items of income or gain pursuant to this Section 3.07.(b) shall be taken into account in computing subsequent allocations pursuant to this Article 3 so that the cumulative net amount of all items allocated to each Member shall, to the extent possible, be equal to the amount that would have been allocated to such Member if there had never been any allocation pursuant to this Section 3.07.(b).

Article 4 Withdrawals and Distributions

4.01. Withdrawals and Distributions in General.

No Non-Managing Member shall be entitled (i) to receive distributions from the Company, or (ii) to withdraw any amount from such Non-Managing Member’s Capital Account, except as provided in this Article 4, or with the consent of and upon such terms as may be specified by, the Managing Member in its sole and absolute discretion.

4.02. Voluntary Withdrawals.

A Non-Managing Member has the right to withdraw, upon at least thirty (30) days’ prior written notice to the Managing Member, all or a portion of its Capital Account balance as of the last calendar day of each month. Withdrawal requests are irrevocable unless the Managing Member determines otherwise in its sole and absolute discretion, or unless made during a period when the calculation of the Net Asset Value of the Company is suspended. The Managing Member may waive notice requirements or permit withdrawals at such other times, under such other circumstances and on such conditions as it deems appropriate. Each date on which a withdrawal is permitted or required is referred to as a “Withdrawal Date.”

4.03. Involuntary Withdrawals.

(a)The Managing Member shall have the right, but shall not be obligated, to terminate the participation of a Non-Managing Member in the Company in whole or in part at any time without notice (i) if the Managing Member reasonably believes that such Non-Managing Member acquired an interest in the Company as a result of a misrepresentation, or (ii) if such Non-Managing Member’s continued participation in the Company may, in the reasonable judgment of the Managing Member, put the Company or its other Non-Managing Members at a material tax, legal, regulatory, or pecuniary disadvantage including, by way of example and without limitation: (A) causing non-compliance with any matter set forth in Section 2.03., (B) causing a violation under any law or any contractual provision to which the Company or its property or the Managing Member is subject; or (C) causing the Company to be in violation of (in the reasonable judgment of the Managing Member), to potentially violate or otherwise cause concerns under, the anti-money laundering program and related responsibilities of the Company or the Managing Member. In addition to the foregoing, the Managing Member shall have the right, but shall not be obligated, to terminate the participation of a Non-Managing Member in the Company in whole or in part at any time upon ninety (90) days’ prior written notice if such Non-Managing Member’s continued participation in the Company would, in the reasonable judgment of the Managing Member, put the Company or its other Non-Managing Members at a material administrative disadvantage. No such involuntary withdrawal shall give rise to any claim or cause of action by any Non-Managing Member. The Member receiving such notice shall be treated for all purposes and in all respects as a Member who has requested withdrawal of all of its Capital Accounts under Section 4.03.

(b)Where the value of a Non-Managing Member’s capital account is less than $500,000.00 and the Managing Member decides to exercise its right to require the withdrawal of such Non-Managing Member, the Managing Member shall notify the Non-Managing Member in writing and allow such Non-Managing Member thirty (30) days to make an additional Capital Contribution to meet the minimum requirement. Partial withdrawals may be refused, in the sole and absolute discretion of the Managing Member, if, as a result of such withdrawal, the balance of a Non-Managing Member’s Capital Account will be less than $500,000.00.

4.04. Payment of Withdrawal Proceeds.

(a) Withdrawals will be deemed effective as of the close of business on the applicable Withdrawal Date for a voluntary withdrawal, and as of the close of business on a date determined by the Managing Member for an involuntary withdrawal. Payment of withdrawal proceeds generally will be made as soon as practicable, but in any event not later than ten (10) business days after the Withdrawal Date; provided that the Managing Member may retain up to 10% of the estimated withdrawal proceeds and such proceeds shall be paid to the withdrawing Non-Managing Member, together with interest thereon (which will begin to accrue on the relevant Withdrawal Date) at a rate equal to the target overnight Federal Funds rate. The Company shall pay the balance as soon as practicable following the determination of the final month-end Net Asset Value as of the month in which the Withdrawal Date falls

(b) The Managing Member, by written notice to a withdrawing Non-Managing Member, may suspend the payment of withdrawal proceeds to such Non-Managing Member if the Managing Member, in its sole and absolute discretion, deems it necessary to do so to comply with anti-money laundering laws and regulations applicable to the Company, the Managing Member, or any of the Company’s service providers.

4.05. Suspension Events.

(a) The Company may suspend the determination of its Net Asset Value, the acceptance of Capital Contributions and the processing of requests for withdrawals (each, a “Suspension Event”):

(i) during any period in which any market on which a material part of the Investments of the Company are quoted is closed or has materially limited or suspended dealings;

(ii) during the existence of any state of affairs (including the restriction of trading in one or more markets) which, in the opinion of the Managing Member, makes the determination of the price or value, or the disposition of the Company’s Investments, impractical or prejudicial to the Non-Managing Members;

(iii) during any breakdown in any of the means normally employed by the Company in ascertaining the value of its Investments and other assets or for any other reason the Managing Member is of the opinion that it cannot reasonably ascertain the value of the Company’s Investments and other assets on the Valuation Date concerned;

(iv) during any period where the conversion and remittance of funds which would or might be involved in the realization or acquisition of Investments (whether actual or hypothetical for valuation purposes) could not in the opinion of the Managing Member be carried out at normal rates of exchange and without undue delay;

(v) during any period in which distributions or withdrawals would, in the opinion of the Managing Member, result in a violation of applicable law; or

(vi) in the event of the dissolution and wind-up of the Company.

(b) Any such Suspension Event shall take effect at such time as the Managing Member shall declare but not later than the close of business on the business day next following the declaration, and thereafter there shall be no determination of the Net Asset Value of the Company until the Managing Member shall declare the Suspension Event at an end; provided that such Suspension Event shall terminate in any event on the first business day on which (i) the condition giving rise to the Suspension Event shall have ceased to exist and (ii) no other condition under which the declaration of a Suspension Event is authorized under this Agreement shall then exist. The determination of the Managing Member shall be final and conclusive.

(c) All Non-Managing Members shall be notified of any Suspension Event, and the termination of any Suspension Event, by means of a promptly delivered written notice. If monthly withdrawals are suspended as a result of a Suspension Event, withdrawal requests shall be honored as of the last business day of the calendar month next following the termination of such Suspension Event.

4.06. Distributions.

The Managing Member may, in its discretion, cause the Company to make distributions to the Members at any time. Any such distribution shall be made to the Members in proportion to their respective Company Percentages on the date of any such distribution and shall be debited from the Members’ Capital Accounts.

4.07. Withdrawals by the Managing Member.

The Managing Member may, effective as of the last day of any calendar month, withdraw all or any portion of its Capital Account balance.

4.08. Withdrawals and Distributions in Kind.

(a) Notwithstanding Section 17-605 of the Delaware Act, any distributions to a Member or the payment of any amounts withdrawn by a Member may be made either in cash or in kind, or partly in cash and partly in kind, as may be determined by the Managing Member in its discretion. The Managing Member may, in its discretion, (i) distribute or pay property in kind to certain (but not all) Members and distribute or pay cash to the remaining Members or distribute or pay property of different types to different Members, and/or (ii) if cash and property in kind (or property in kind of different types) are to be distributed or paid simultaneously in respect of any Investment, distribute or pay to Members cash and property in kind (or property in kind of different types) in different proportions. Notwithstanding the foregoing, no in-kind distribution may be made to a Non-Managing Member, unless the Non-Managing Member has provided its prior written consent to such in-kind distribution, which may be withheld for any reason in the Non-Managing Member’s sole discretion.

(b)If a distribution to a Member or a payment of an amount withdrawn by a Member is made in kind, the Managing Member shall determine, immediately prior to such distribution or payment and in accordance with Section 3.06., the fair value of the property to be distributed or paid in kind.

4.09. Withholding of Certain Amounts; Limitations.

(a) Notwithstanding anything else contained in this Agreement, the Managing Member may, in its discretion, withhold from any distribution or payments of cash or property in kind to any Member pursuant to this Agreement, the following amounts:

(i) any amounts due from such Member to the Company or to the Managing Member pursuant to this Agreement to the extent not otherwise paid; and

(ii) any amounts required to pay, or to reimburse (on a net after-tax basis) any Indemnified Person (as defined below) for the payment of, any taxes and related expenses that the Managing Member in good faith determines to be properly attributable to such Member (including, without limitation, withholding taxes and interest, penalties, additions to tax and expenses incurred in respect thereof).

(b) Notwithstanding any other provision of this Agreement, the Company and the Managing Member on behalf of the Company shall not be required to make a distribution to, or payment of any amount withdrawn by, any Non-Managing Member on account of its Non-Managing Member interest in the Company, if such distribution or payment would violate the Delaware Act or other applicable law.

Article 5 Reports to Non-Managing Members

5. Reports.

(a)Within thirty (30) days of the end of each calendar month, the Managing Member will deliver to each Non-Managing Member an estimate of the Company’s Net Asset Value and the Non-Managing Member’s Capital Account balance as of such calendar month. These estimates will be computed net of the Management Fee and will reflect the accrued Incentive Allocation.

(b)The books of account and records of the Company shall be audited as of the end of each fiscal year by the Company’s independent accountants, which shall be an independent accounting firm selected from time to time by the Managing Member. The independent accounting firm shall deem the Managing Member to have management authority and to represent all Members in the Company’s affairs. All audited annual reports provided to the Non-Managing Members pursuant to this Section 5. shall be prepared in accordance with U.S. generally accepted accounting principles.

(c)Within one hundred and twenty (120) days after the end of each fiscal year, the Managing Member shall prepare and deliver to each Non-Managing Member, together with the report thereon of the Company’s independent public accountants, a financial report setting forth: (i) a balance sheet or statement of financial condition for the Company as of the end of such fiscal year; (ii) a statement showing the net income or loss for the Company for such fiscal year; (iii) a statement of the Net Asset Value of the Company as of the end of such fiscal year, and the changes in the Net Asset Value of the Company for such fiscal year; and (iv) related footnote disclosure and any other matters required to comply with GAAP.

(d)The Managing Member shall use its best efforts to prepare and to transmit a U.S. federal income tax form K-1 for each Member not later than one hundred and twenty (120) days after the end of such Fiscal Year; provided that there can be no assurance that Schedules K-1 will be distributed to Members prior to April 15th in each year.

Article 6 Exculpation and Indemnification

6.01. Exculpation and Indemnification.

(a) Neither the Managing Member, any of its officers, directors, members, managers, employees, agents or affiliates, nor any officers, directors, members, managers, employees or agents of affiliates of the Managing Member (each, an “Indemnified Person”) shall be liable to the Company or to the Non-Managing Members for any losses, claims, damages, liabilities or expenses arising from any act or omission performed or omitted by it in connection with this Agreement or the Company’s business or affairs except for any such losses, claims, damages, liabilities or expenses determined by final judgment of a court of competent jurisdiction to have been primarily attributable to such Indemnified Person’s gross negligence, willful misconduct or fraud. The Managing Member and its affiliates may also consult with legal counsel and accountants in respect of the Company’s affairs and shall be fully protected and justified in any action or inaction that is taken in accordance with the advice or opinion of such counsel or accountants, provided that such counsel or accountants were engaged, selected, monitored and retained with reasonable care. Notwithstanding the foregoing provisions of this Section 6.01.(a), no provision of this Agreement shall constitute a waiver or limitation of any Non-Managing Member’s rights under the U.S. federal or state securities laws

(b) The Company shall, to the fullest extent permitted by applicable law, indemnify and hold harmless each Indemnified Person against any losses, claims, damages, liabilities or expenses to which such Indemnified Person may become subject in connection with any matter arising out of or in connection with this Agreement or the Company’s business or affairs, except for any such loss, claim, damage, liability or expense that is determined by final judgment of a court of competent jurisdiction to have been primarily attributable to such Indemnified Person’s gross negligence, willful misconduct or fraud. If any Indemnified Person becomes involved in any capacity in any action, proceeding or investigation in connection with any matter arising out of or in connection with this Agreement or the Company’s business or affairs, the Company shall periodically reimburse the Indemnified Person for its legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith; provided that such Indemnified Person shall agree promptly to repay to the Company the amount of any such reimbursed expenses paid to it to the extent that it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company in connection with such action, proceeding or investigation as provided in the exception contained in the immediately preceding sentence. If for any reason (other than the gross negligence, willful misconduct or fraud of such Indemnified Person) the foregoing indemnification is unavailable to such Indemnified Person, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Indemnified Person on the other hand or, if such allocation is not permitted by applicable law, to reflect not only the relative benefits referred to above but also any other relevant equitable considerations. The Company shall not indemnify an Indemnified Person to the extent the claim or action for which indemnification is sought is a derivative action or any other action brought by a majority of the Non-Managing Members, or an action between or among the Managing Member, the principals or affiliates thereof, or other Indemnified Persons.

(c) The Managing Member may cause the Company to purchase and maintain insurance coverage reasonably satisfactory to the Managing Member that provides the Company with coverage with respect to losses, claims, damages, liabilities and expenses that would otherwise be obligations associated with indemnification hereunder. The fees and expenses incurred in connection with obtaining and maintaining any such insurance policy or policies, including any commissions and premiums, shall be treated as Operating Expenses.

6.02. Forum Selection.

(a)To the fullest extent permitted by applicable law, the Managing Member and each Non-Managing Member hereby agree that all disputes arising out of or relating to this Agreement, its subject matter, the performance by the parties of their obligations with respect to this Agreement or the claimed breach thereof, whether in tort, contract or otherwise, other than for matters arising out of federal and/or state securities laws, shall be finally resolved by binding arbitration under then-existing rules of commercial arbitration of the American Arbitration Association. Any such arbitration shall be conducted before a single arbitrator in the County of St. Johns, Florida. The award of the arbitrator, including the allocation of each party’s costs of arbitration, shall be final and conclusive, and judgment on such award may be entered and enforced by any court of competent jurisdiction. The Managing Member and each Non-Managing Member acknowledge that, in the event of any breach of this provision, the Indemnified Persons have no adequate remedy at law and shall be entitled to injunctive relief to enforce the terms of this Section 6.02.

(b)EACH MEMBER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Article 7 Duration and Dissolution of the Company

7.01. Duration.

The term of the Company shall continue from year-to-year until the Company is dissolved as provided in this Agreement. Neither the admission, withdrawal, retirement, bankruptcy or death of a Non-Managing Member shall, in and of itself, dissolve the Company.

7.02. Dissolution.

Subject to the Delaware Act, the Company shall be dissolved, and its affairs shall be wound up, as soon as practicable following the earliest of:

(a) a decision made by the Managing Member, in its discretion, to dissolve the Company upon thirty (30) days’ prior written notice to the Non-Managing Members;

(b) the determination by the Managing Member, in its discretion, to dissolve the Company because it has determined in good faith that (i) changes in any applicable law or regulation, or any interpretation thereof, would have a material adverse effect on the continuation of the Company, or (ii) such action is necessary or desirable as provided in Section 2.03..;

(c) the withdrawal of the Managing Member unless (i) at the time there is at least one remaining managing member of the Company and all remaining non-managing members shall agree to continue the business of the Company without dissolution, or (ii) within ninety (90) days after the occurrence of such event, a majority in interest of the Non-Managing Members agree in writing or vote to continue the business of the Company and to the appointment, effective as of the date of such event, if required, of one or more additional Managing Members of the Company;

(d) at any time that there are no members of the Company, unless the business of the Company is continued in accordance with the Delaware Act; and

(e) the entry of a decree of judicial dissolution under the Delaware Act.

7.03. Liquidation of the Company.

(a) Upon the earliest to occur of an event specified in Section 7.02., the Company shall be in liquidation and the Company’s business and affairs shall be wound up in an orderly manner. The Managing Member shall be the liquidator to wind up the affairs of the Company pursuant to this Agreement.

(b)Subject to the Delaware Act, in performing its duties, the Managing Member is authorized to sell, distribute, exchange or otherwise dispose of the assets of the Company in any reasonable manner that the Managing Member shall determine. The Managing Member shall determine in its discretion which assets of the Company shall be sold and which assets of the Company shall be retained for distribution in kind to the Members. Assets to be distributed in kind to the Members shall be distributed in accordance with Section 4.08.

7.04. Distribution upon Liquidation of the Company.

(a) Subject to the Delaware Act, after all liabilities of the Company have been satisfied or duly provided for, the remaining assets of the Company shall be distributed to the Members in accordance with their respective positive Capital Account balances. The Company shall terminate when all of the assets of the Company shall have been distributed to the Members in accordance with this Section 7.04. and the Certificate of Limited Company of the Company shall have been cancelled in the manner required by the Delaware Act.

(b)In the discretion of the liquidator, and subject to the Delaware Act, a portion of the distributions that would otherwise be made to the Members pursuant to this Section 7.04. may be:

(i)distributed to a trust established for the benefit of the Members for purposes of liquidating Company assets, collecting amounts owed to the Company and paying any liabilities or obligations of the Company or of the Managing Member arising out of, or in connection with, this Agreement or the Company’s affairs; or

(ii)withheld, with respect to any Member, to provide a reserve for the payment of such Member’s share of future Operating Expenses; provided that such withheld amounts shall be distributed to the Members as soon as the liquidator determines, in its discretion, that it is no longer necessary to retain such amounts.

The assets of any trust established in connection with clause ((b)(i)) above shall be distributed to the Members from time to time, in the discretion of the liquidator, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to this Agreement.

7.05. Death or Incapacity of a Non-Managing Member.

Upon the death or incompetency of an individual Non-Managing Member, such Non-Managing Member shall not be entitled to receive the fair value of his or her interest in the Company in accordance with Section 17-604 of the Delaware Act. Such Non-Managing Member’s executor, administrator, guardian, conservator or other legal representative may, however, exercise all of such Non-Managing Member’s rights for the purpose of settling such Non-Managing Member’s estate or administering such Non-Managing Member’s property, including exercising any applicable withdrawal rights under Article 4. Except as expressly provided in this Agreement, no other event affecting a Non-Managing Member (including bankruptcy or insolvency) shall in and of itself affect its obligations under this Agreement or affect the Company.

Article 8 Transfers of Non-Managing Member Interests

8.01. Restrictions on Transfers by a Non-Managing Member.

(a)No Non-Managing Member may directly or indirectly, sell, exchange, transfer, assign, pledge, hypothecate or otherwise dispose of all or any portion of its interest in the Company without the prior written consent of the Managing Member (which may, in the Managing Member’s sole discretion, be withheld or granted on such terms as the Managing Member determines). In no event may a Non-Managing Member engage in any aforementioned transfer of any portion of its interest in the Company nor may a substituted Non-Managing Member be admitted to the Company if such transfer or such admission would, in the judgment of the Managing Member, cause non-compliance with any matter set forth in Section 2.03..

(b)Notwithstanding anything to the contrary herein, the Company shall not participate in the establishment of a secondary market for interests in the Company or the substantial equivalent thereof as defined in Treasury Regulation Section 1.7704-1(c) or the inclusion of interests in the Company on such a market or on an established securities market as defined in Treasury Regulation Section 1.7704-1(b), nor shall it recognize any aforementioned transfer of interests in the Company made on any of the foregoing markets by admitting the purported transferee to the Company or otherwise recognizing the rights of such transferee.

8.02. Transfer of the Managing Member’s Interest.

(a)Except as otherwise provided herein, the Managing Member may not, directly or indirectly, sell, exchange, transfer, assign, pledge, hypothecate or otherwise dispose of to any third party (other than to a successor-in-interest (by merger or otherwise) or assignee that is a limited partnership, limited liability company or other entity controlled, directly or indirectly, by the members of the Managing Member or is otherwise an affiliate of the Managing Member, which such aforementioned transfer may be made without the approval of any other Member) without the prior approval of the Non-Managing Members representing at least a majority of the aggregate Capital Account balances of all Non-Managing Members at such time. For purposes of this Section 8.02., only Non-Managing Members that are not affiliated with the Managing Member may vote, approve or consent to an assignment or transfer of the Managing Member’s interest in the Company. If the Managing Member so determines in its discretion, and any such prior approval of the Non-Managing Members (if required) so provides, the Managing Member may admit any person to whom the Managing Member proposes to make such an aforementioned transfer as an additional managing member of the Company, and such transferee shall be deemed admitted to the Company as a managing member of the Company immediately prior to such aforementioned transfer and shall continue the business of the Company without dissolution. Any person who succeeds to the Managing Member’s interest in the Company and becomes the managing member of the Company shall be bound by calculations relating to amounts previously allocated, withdrawn and distributed pursuant to Articles 3, Article 4 and Article 7 herein and shall otherwise be treated with respect to such amounts and calculations as if such person were the managing member of the Company from the inception of the Company. Except as otherwise provided in this Section 8.02., the Managing Member may not withdraw from the Company (within the meaning of the Delaware Act) or be removed as the managing member of the Company.

(b)Notwithstanding the foregoing provisions of this Section 8.02., the Managing Member shall not assign any of its rights or duties hereunder except with such approval of the Non-Managing Members as may be required under the Advisers Act.

Article 9 Miscellaneous

9.01. Amendments; Waivers.

(a) Except as otherwise provided in this Section 9.01., any provision of this Agreement may be amended or waived by the Managing Member at any time and from time to time with the approval of the Managing Member and the Non-Managing Members representing at least a majority of the aggregate Capital Account balances of all Non-Managing Members at such time; provided that no amendment or waiver of this Agreement shall:

(i) without the written approval of all the Non-Managing Members, amend Article 6 (Exculpation and Indemnification) or this Section 9.01.; or

(ii) without the written approval of the affected Non-Managing Member, adversely modify or affect (A) the limited liability of such Non-Managing Member, or (B) such Non-Managing Member’s Company Percentage or Capital Account balance in a manner inconsistent with the method of allocations (including tax allocations) under Article 3, or the rights of such Non-Managing Member to make withdrawals under Article 4 in a manner adverse to such affected Non-Managing Member.

(b) Notwithstanding anything to the contrary in Section 9.01.(a), the Managing Member may, without the approval of any Non-Managing Member, amend or waive any provision of this Agreement (including any amendment that the Managing Member determines in its discretion is necessary or desirable to cure any ambiguity, to correct or supplement any provision of this Agreement, or to make any other provision with respect to matters or questions arising under this Agreement that are not inconsistent with the provisions of this Agreement) that:

(i) is not materially adverse to any Non-Managing Member;

(ii) is necessary or desirable in order for the Company, the Managing Member, or any affiliate of the Managing Member not to be in violation of any material law, regulation or guideline applicable to the Company, the Managing Member or such affiliate of the Managing Member, including amending or waiving any provision of Section 3.05. and Article 3 to reflect any amendment, change or modification of the provisions of the New Issues Rule that may be made by the Financial Industry Regulatory Authority, Inc.; or

(iii) will, in the opinion of the Managing Member in its sole and absolute discretion, likely adversely affect the Non-Managing Members in a material respect (including, without limitation, amendments to the Company’s trading program, to the Management Fee and Incentive Allocation imposed on the Company by the Managing Member, and to the withdrawal terms with respect to interests under Article 4); provided that such amendment does not become effective until after the affected Non-Managing Members have been given prior notice of such change and have had the opportunity following receipt of such notice to request a withdrawal from the Capital Accounts of the interests so affected, and any such withdrawal requests have in fact been effected.

The Managing Member shall give prompt notice to each Non-Managing Member of any amendment of this Agreement pursuant to this Section 9.01.(b).

9.02. Successors; Counterparts; Beneficiaries.

This Agreement (i) shall be binding as to the executors, administrators, estates, heirs and legal successors of the Members and (ii) may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart. The signature page attached to the subscription agreement for the Company shall constitute a counterpart of this Agreement. Except as otherwise set forth in Section 6.01., no provision of this Agreement is intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

9.03. Governing Law, Severability.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. In particular, it shall be construed to the maximum extent possible to comply with all of the terms and conditions of the Delaware Act. If, nevertheless, it shall be determined by a court of competent jurisdiction that any provision or wording of this Agreement shall be invalid or unenforceable under the Delaware Act or other applicable law, such invalidity or unenforceability shall not invalidate the entire Agreement. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of applicable law, and, in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provision.

9.04. Power of Attorney.

Each Non-Managing Member does hereby constitute and appoint the Managing Member and its officers as its true and lawful representative and attorney-in-fact, in its name, place and stead to make, execute, sign and file a Certificate of Limited Company of the Company, any amendment thereof required because of an amendment to this Agreement or in order to effectuate any change in the membership of the Company, any amendments to this Agreement pursuant to Section 9.01., all instruments that effect a change or modification of the Company in accordance with this Agreement, all instruments, agreements, contracts or other documents that the Managing Member determines are necessary or appropriate in connection with the operation of the business of the Company, and all such other instruments, documents and certificates which may from time to time be required by the laws of the United States of America, the State of Delaware or any other State, or any political subdivision or agency thereof, or any non-U.S. country, or any political subdivision or agency thereof, or otherwise, to effectuate, implement and continue the valid and subsisting existence of the Company or to dissolve the Company. Such representative and attorney -in -fact shall not have any right, power or authority that is inconsistent with Section 9.01. to amend or modify this Agreement when acting in such capacity. The power of attorney granted hereby is coupled with an interest and shall (i) survive and not be affected by the subsequent dissolution, termination, bankruptcy, death or incapacity of the Non-Managing Member granting the same or the transfer of all or any portion of such Non-Managing Member’s Interest in the Company, and (ii) extend to such Non-Managing Member’s successors, assigns and legal representatives. The power of attorney granted herein shall terminate upon the bankruptcy, insolvency or conviction of a crime of the Managing Member.

9.05. No Bill for Company Accounting; Waiver of Partition.

Subject to any mandatory provisions of law applicable to a Non-Managing Member and circumstances involving a breach of this Agreement, each of the Members covenants that it shall not (except with the consent of the Managing Member) file a bill for company accounting, or otherwise proceed adversely in any way whatsoever against the other Members or the Company. Each Member hereby irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to any Company property.

9.06. Notices.

(a)All notices, requests and other communications to any party hereunder shall be in writing (including facsimile, electronic mail or similar writing) and shall be given to such party at its address, electronic mail address, or facsimile number set forth in the books and records of the Company or such other address, electronic mail address, or facsimile number as such party may hereafter specify for the purpose by notice to the Managing Member (if such party is a Non-Managing Member) or to all the Non-Managing Members (if such party is the Managing Member). Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified above, (ii) if given by mail, seventy-two (72) hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by electronic mail, when actually received at the electronic mail address specified above.

(b)Each Non-Managing Member hereby authorizes the Managing Member to transmit periodic statements, reports, notices, requests and other communications to it electronically, by facsimile, or by electronic mail and/or Internet web site maintained by the Managing Member, and each Non-Managing Member hereby consents to such methods of electronic delivery. There shall not be any additional cost or fee for electronic delivery and accessing of documents (other than costs normally associated with receiving documents by facsimile or electronic mail, such as for telephone, office supplies and equipment or software). If a Non-Managing Member requests a hard copy of any of these documents, there shall be no charge. This consent to electronic delivery shall be effective until revoked by a Non-Managing Member in a writing delivered to the Managing Member. It shall be a Non-Managing Member’s responsibility to check the Internet web site maintained by the Managing Member, electronic mail and telecopies on a regular basis to receive communications from the Managing Member. A Non-Managing Member shall promptly notify the Managing Member of any difficulty in accessing, opening or otherwise viewing an electronically transmitted document. Upon a Non-Managing Member’s request, the Managing Member may use an alternative method of delivering a communication, at the Non-Managing Member’s sole expense. Such alternative means of delivery shall not affect the date the communication is deemed received by the Non-Managing Member.

9.07. Headings; Table of Contents.

The Article and Section headings contained herein are provided for ease of reference only and do not constitute or form a part of this Agreement.

9.08. Legends.

If certificates for any interests in the Company are issued evidencing a Non-Managing Member’s interest in the Company, each such certificate shall bear such legends as may be required by applicable U.S. federal or state laws, or as may be deemed necessary or appropriate by the Managing Member to reflect restrictions upon transfer contemplated herein.

9.09. Goodwill.

No value shall be placed on the name or goodwill of the Company.

9.10. Further Assurance.

Each Non-Managing Member, upon the request of the Managing Member, agrees to perform all further acts and to execute, acknowledge and deliver any documents that may reasonably be necessary to carry out the provisions of this Agreement.

9.11. Member Tax Basis.

Upon request of the Managing Member, each Member agrees to provide to the Managing Member information regarding its adjusted tax basis in its interest in the Company along with documentation substantiating such amount.

IN WITNESS WHEREOF, the undersigned has hereunto set its hand as of the day and year first above written.

DLP PNF Manager LLC

as the Managing Member and as attorney-in-fact for each Non-Managing Member

By:
Name: Donald Wenner
Title: Authorized Signatory